Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Georgia Gulf Appoints Interim CFO

Atlanta, Georgia, June 13, 2007 — Georgia Gulf Corporation (NYSE: GGC) today announced that James T. Matthews, Vice President and Chief Financial Officer has taken a medical leave of absence.  The term of his leave is undetermined at this point in time.

Georgia Gulf has appointed Mark E. Buckis to serve as Interim Chief Financial Officer in Mr. Matthews’ absence.  Mr. Buckis has served as Georgia Gulf’s Corporate Controller since August 2003.  Prior to joining Georgia Gulf, Mr. Buckis served for over 10 years in positions of increasing responsibility in KPMG LLPs’ audit practice.  During his tenure with Georgia Gulf, he has been involved in all aspects of accounting and financial management.

“We all wish Jim the best during his absence,” commented Ed Schmitt, Georgia Gulf’s Chairman, President and CEO, noting that “Mark Buckis has the experience and leadership ability to assume the Interim CFO role.”  “Mark is supported by a team of dedicated accounting and financial managers, which I have full confidence in,” concluded Mr. Schmitt.

Georgia Gulf

Georgia Gulf Corporation is a leading, integrated North American manufacturer of two chemical lines, chlorovinyls and aromatics, and manufactures vinyl-based building and home improvement products.  The Company’s vinyl-based building and home improvement products, marketed under Royal Group brands, include window and door profiles, mouldings, siding, pipe and pipe fittings, deck, fence and rail and outdoor storage buildings.  Georgia Gulf, headquartered in Atlanta, Georgia, has manufacturing facilities located throughout North America to provide industry-leading service to customers.

Safe Harbor

This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s assumptions regarding business conditions, and actual results may be materially different.  Risks and uncertainties inherent in these assumptions include, but are not limited to difficulties in integrating the recently acquired business of Royal Group, Inc., uncertainties relating to Royal Group’s business and liabilities, uncertainties regarding asset sales, synergies, operating efficiencies and competitive conditions, future global economic conditions, economic conditions in the industries to which our products are sold, industry production capacity, raw materials and energy costs and other factors discussed in the

Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2006.

CONTACT:

Mark Badger
Georgia Gulf Corporation
905-264-0701 or 770-395-4524

Angie Tickle
Georgia Gulf Corporation
770-395-4520